Exhibit 99.1

RE/MAX HOLDINGS, INC. ANNOUNCES STRATEGIC INITIATIVES DESIGNED TO ACCELERATE PROFITABLE GROWTH

RE/MAX, LLC Launches Teams Initiative, Formally Introduces Brokerage Mergers-and-Conversions Program and Announces Next Steps in Its Technology Evolution

RE/MAX Holdings Increases Sales and Marketing Investment in Mortgage Segment to Accelerate Progress Toward $100 Million Annual Revenue Goal

Company Initiatives to be Funded Through the Reallocation of Existing Resources

DENVER, July 7, 2022 /PRNewswire/ -- RE/MAX Holdings, Inc. (the "Company") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and of Motto Mortgage, the first and only national mortgage brokerage franchise brand in the U.S., today provided an update on its strategic initiatives – centered on reinvigorating its U.S. RE/MAX agent count growth and accelerating the expansion of its growing mortgage business. The Company also announced the next steps in the technological evolution of RE/MAX and reported key operating metrics as of June 30, 2022.

"RE/MAX Holdings continues to focus on increasing our near- and long-term profitable growth," said Steve Joyce, RE/MAX Holdings Chief Executive Officer. "After a thoughtful and thorough review, we are moving forward with these strategic endeavors, each of which is expected to contribute to our growth objectives.

"As part of our efforts to increase our U.S. agent count, RE/MAX is launching a tailored program designed to attract, retain and grow medium and large teams. This will supplement our previously announced effort to convert independent and other real estate brokerages to RE/MAX or help them merge with an existing RE/MAX franchise."

Continued Joyce: "Within our mortgage segment, we are investing in sales and marketing resources for both our Motto Mortgage and wemlo brands, with a plan to double our related personnel over time. We believe this investment can measurably accelerate our ability to achieve our goal of $100 million in annual mortgage-related revenue, perhaps achieving this milestone as early as 2028.

"We have two fantastic franchise brands, and we believe we can make a difference in driving their growth through smart, strategic moves. All of our planned initiatives are closely aligned with our current strategy and we plan to fund them through the reallocation of existing resources."

RE/MAX Introduces Unique Pilot Program Designed to Attract and Grow Teams

This pilot program for eligible teams features expanded education, improved technology and enhanced economics that further support the growth and profitability of teams and RE/MAX offices.

"For years, RE/MAX has been an industry leader and the preferred destination for many of the most productive teams in real estate," said Nick Bailey, President and CEO, RE/MAX, LLC. "Today I am proud to announce we are taking our best-in-class value proposition to the next level with the introduction of this carefully curated teams-focused initiative. We have upped our game through this compelling offering of education, technology and attractive economics which can help mid-to-large-sized teams optimize their productivity and maximize their earnings."

RE/MAX Announces Brokerage Mergers-and-Conversions Initiative

The Company formally launched this initiative to help interested brokerages convert to the RE/MAX network or combine forces with an existing RE/MAX franchise.

"Many independent brokerages and other offices want to join RE/MAX, given our leading agent productivity, unsurpassed brand name awareness, global scale, marketing power and a host of other business-building elements that most local or regional operations simply can't match," said Bailey.

"Our data shows that U.S. and Canadian agents who join RE/MAX and stick with the brand typically increase their sales over time. These statistics address a chief concern about agent productivity that tends to hold many of these potential mergers or conversions back. And that's an important message for us to continue to reiterate across the industry, especially now as the market is fluctuating and we see many experienced, successful brokers looking to transition their businesses."

Continued Bailey: "We've empowered and equipped our franchise sales team to generate more activity on this front after having recently completed a successful targeted effort that proved out the concept. Consequently, we are expanding the effort and plan to share more successes in the future."

RE/MAX Holdings Increases Sales and Marketing Investment in Mortgage Segment

Aiming to accelerate revenue growth in its mortgage segment, RE/MAX Holdings has committed to investments in additional sales and marketing resources and is now requiring, in most instances, the use of wemlo's processing services for future Motto Mortgage franchises. Given Motto Mortgage's increased presence, RE/MAX Holdings leadership believes that these initiatives will position the Company to best capitalize on the rising number of incoming inquiries Motto Mortgage is receiving.

"Motto has sold over 300 franchises to date and we have 200 open offices," said Motto Franchising, LLC and wemlo President and CEO Ward Morrison. "We believe we can eventually grow that number to more than 1,000 open franchises. Motto has a unique and attractive value proposition, and we would like to get to 1,000 open offices much sooner than our current growth trajectory suggests."

Morrison continued: "We have been evaluating how we can accelerate Motto franchise sales growth for a while now. Given our current momentum, we believe this is the right time to invest in additional sales and marketing resources. Each sales professional on our team currently covers a large territory, and we think more personnel will increase our ability to capitalize on incremental opportunities.

"A big part of Motto's appeal is that many of its franchisees and loan originators work closely with productive real estate agents who have an ongoing purchase transaction pipeline. As a result, Motto has a higher percentage of purchase volume than the industry average, which is increasingly important in a rising interest-rate environment."

Next Step in the RE/MAX Technological Evolution: kvCORE to Provide Enhanced Technology Suite to Agents in the U.S. and Canada

RE/MAX is entering into an enterprise-wide relationship with Inside Real Estate, the developers of kvCORE, an industry-leading cloud-based, all-in-one real estate platform designed to provide agents with the technology tools they need to optimize their businesses. Through a phased rollout beginning later in 2022 and continuing into next year, RE/MAX affiliates in company-owned regions across the U.S. and Canada will get access to the state-of-the-art kvCORE platform at no additional cost along with several add-ons – including a module specifically for teams – and, eventually, proprietary RE/MAX technology integrations.

This evolutionary step will advance the best elements of RE/MAX technology – including many developed via acquisitions in the past several years. Current offerings such as the First app and others will continue in their current form and eventually be integrated into or aligned with the kvCORE platform. Because the kvCORE platform includes an AI-powered smart CRM and customizable agent/team/office IDX websites, the booj products developed in-house the past few years are expected to sunset in mid-2023. As a result of this shift in strategy, the Company expects to reduce the size of its workforce by approximately 17% by the end of the year, with impacted positions primarily in technology. The majority of the expected savings from the reduction in workforce is anticipated to be reinvested back in the business.

"Agents remain at the center of the real estate transaction and the best agents are enabled by powerful technology," said Bailey. "RE/MAX is known as being the home of top producers. Technology has been and will continue to be foundational to our one-of-a-kind value proposition, which helps drive our industry-leading productivity. But technology is not a destination; it's a journey. We are always striving to bolster our offerings and help our brokers, agents and teams reach their full potential.

"In today's highly competitive market, much of the agent-facing technology – CRM, websites, etc. – has become table stakes. That's why I am thrilled to announce the next step in the RE/MAX technological evolution. Partnering with a leading real estate software firm like Inside Real Estate – which has the size, scale and expertise to develop world-class agent tech tools – gives us a lot more firepower to deliver to affiliates. Providing our network with RE/MAX technology powered by kvCORE, including our proprietary tech and branding integrations, alongside an ongoing commitment to invest in and enhance the www.remax.com website with internal resources will enable us to focus on what we do best: help small business owners build their businesses."

Operating Metrics and Financial Guidance

Operating Statistics as of June 30, 2022
(Compared to June 30, 2021)

  Total agent count increased 2.7% to 143,939 agents
  U.S. and Canada combined agent count increased 185 agents to 85,679 agents
  Total open Motto Mortgage franchises increased 22.0% to 200 offices

RE/MAX Holdings will provide further details on these initiatives, including updated financial guidance, during the Company's second quarter earnings conference call to be held on Friday, August 5, 2022, at 8:30 a.m. Eastern Time. Interested parties can register for the conference call in advance using this link:

https://conferencingportals.com/event/tTSuEepd

Interested parties will also be able to access a live webcast through the Company's investor Relations website at https://investors.remaxholdings.com.

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 140,000 agents in almost 9,000 offices and a presence in more than 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 175 offices across almost 40 states.

Forward-Looking Statements

This Press Release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: the Company's strategic endeavors, the Company's short- and long-term growth, RE/MAX agent count, revenue, the RE/MAX program aimed at recruiting and growing teams, the RE/MAX brokerage conversion and mergers program, its investment in its mortgage segment, including statements about personnel and number of Motto offices, the Company's expectations related to its technology initiatives, including the kvCORE platform, and the anticipated reduction in force. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) the global COVID-19 pandemic, which continues to pose significant and widespread risks to the Company's business, including the Company's agents, loan originators, franchisees and employees, as well as home buyers and sellers, (2) changes in the real estate market or interest rates and availability of financing, (3) changes in business and economic activity in general, (4) the Company's ability to attract and retain quality franchisees and the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company's ability to enhance, market, and protect its brands, including the RE/MAX and Motto Mortgage brands, (7) the Company's ability to implement its strategic initiatives, including technology initiatives, (8) fluctuations in foreign currency exchange rates, and (9) those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remaxholdings.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

CONTACT: Investor, Andy Schulz, 303-796-3287, aschulz@remax.com; Media, Samantha Rotbart, 303-796-3303, srotbart@remax.com